Exhibit 2.1(a)

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT is made effective as of the __ day of  2010 by and between Strata Capital Corporation, a Delaware corporation (“Strata”), Strata Acquisition Corp., a Delaware corporation, Charette Corporation, Inc., as the sole owner of all of Strata’s outstanding preferred stock and owner of the controlling interest of Strata’s common stock and Lyfetec, Inc., a Florida corporation.

Recitals:

A.  The parties hereto entered into an Asset Purchase Agreement dated as of February 10, 2010 (the “Asset Purchase Agreement”).

B.  The parties hereto desire to amend the Asset Purchase Agreement to modify the provisions of Section 6.6 thereof relating to the redemption, in part, of the shares of common stock of the Buyer owned by Charette.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.  Defined Terms. Unless otherwise indicated, capitalized terms used herein shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.  Amendment of Asset Purchase Agreement.  The parties hereby agree that Section 6.6 of the Asset Purchase Agreement is amended by replacing the number 500,000,000 with the number 475,000,000 such that the amount of common stock subject to the Redemption shall be 475,000,000 shares owned by Charette.

3.  Other Asset Purchase Agreement Provisions.  Except as otherwise expressly provided in this Amendment, the provisions of the Asset Purchase Agreement remain in full force and effect.

4.  Other Actions Necessary.  At the reasonable request of one of the parties hereto, the other parties shall execute any other documents or take any other reasonable actions necessary to effectuate this Amendment.

5.  Binding Effect.  This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

6.  Amendments, Changes and Modifications.  This Amendment may not be amended, changed, modified, altered or terminated without the prior written consent of all of the parties hereto.

7.  Execution of Counterparts.  This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment to Asset Purchase Agreement as of the day and year first above written.

Strata Capital Corporation:

By:________________________
Name:______________________
Title:_______________________

Strata Acquisition Corp.

By:_________________________
Name:_______________________
Title:________________________

Charette Corporation, Inc.

By:________________________
Name:______________________
Title:_______________________

Owner of all of the Series A Preferred Stock and 500,000,000 shares of common stock

Lyfetec, Inc.:

By:________________________
Name:______________________
Title:_______________________